Exhibit 5.1

November 19, 2014

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, LA 70808

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing by Lamar Advertising Company, a Delaware corporation (the “Company”), on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 to the Company’s registration statements on Form S-8 filed on August 13, 2013 (File No. 333-190604), August 13, 2013 (File No. 333-190603), June 27, 2012 (File No. 333-182365), July 31, 2009 (File No. 333-160945), July 31, 2009 (File No. 333-160943), May 28, 2004 (File No. 333-116008), May 24, 2002 (File No. 333-89034), and May 25, 2000 (File No. 333-37858) (as so amended, collectively, the “Registration Statements”), registering the offer and sale of the Company’s Class A Common Stock, $0.001 par value per share (the “Shares”), that may be offered from time to time pursuant to the provisions of the Company’s Amended and Restated 1996 Equity Incentive Plan and the Company’s 2009 Employee Stock Purchase Plan (collectively, the “Plans”).

We have acted as your counsel in connection with the preparation of the Registration Statements and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plans and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

We consent to your filing this opinion as an exhibit to the Registration Statements.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

Edwards Wildman Palmer LLP